UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2022

SILVERSUN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50302	16-1633636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Eagle Rock Ave

East Hanover, NJ 07936

(Address of Principal Executive Offices)

(973) 396-1720

Registrant’s telephone number, including area code

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	SSNT	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 1, 2022 (the “Effective Date”), SWK Technologies, Inc. (“SWK”), a wholly-owned subsidiary of SilverSun Technologies, Inc., entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Dynamic Tech Services, Inc., a Georgia corporation (“DTS”) pursuant to which SWK acquired from DTS certain assets (the “Acquired Assets”) related to the component of DTS’ business devoted to selling and supporting Acumatica Cloud Enterprise Resource Planning solutions.

The purchase price for the Acquired Assets was $1,335,000, $500,000 of which was paid in cash and $835,000 of which was paid through the issuance by SWK to DTS of a four-year $835,000 promissory note dated January 1, 2022 paying interest at the rate of 3.25% per annum (“the “Note”). The principal amount of the Note is subject to a downward adjustment in the event SWK loses any subscription renewal revenue during the one-year period immediately following the Effective Date from any persons that were customers of DTS immediately prior to the Effective Date (the “DTS Customers”). Any such downward adjustment will be determined by calculating the percentage of loss of Acumatica subscription renewals during the one-year period immediately following the Effective Date from DTS Customers. In the event that subscription renewal revenue received by SWK from DTS Customers during the one-year period immediately following the Effective Date is less than 95% of the subscription renewal revenue received by DTS from DTS Customers during the one-year period immediately preceding the Effective Date, the principal amount of the Note will be reduced. By way of example, if the annual subscription renewals of DTS Customers received by DTS during the one-year period preceding the Effective Date was $1,000,000 and the annual subscription renewals of DTS Customers received by SWK during the one-year period following the Effective Date was $900,000, this will represent a 10% loss of the renewal revenue conveyed to SWK. The reciprocal of this percentage loss, which would be 90%, would then be multiplied by the outstanding principal amount of the Note of $835,000, and the new outstanding principal amount of the Buyer Note would be $751,500, which is the amount which will be due and owing and paid in accordance with the terms of the Note. The measuring period for any downward adjustment will be as of the one-year anniversary of the Effective Date. Notwithstanding the foregoing, under no circumstances will the principal amount of the Note be reduced by reason of such downward adjustment by more than $150,000 (i.e., to a principal amount below $685,000). The Note will be amortized as follows: The first payment of principal and interest due under the Note, which will be an annual payment, is due and payable on January 1, 2023, after the revised principal amount of the Buyer Note is determined and thereafter, payments will be made quarterly in twelve equal installments.

The Asset Purchase Agreement contains customary confidentiality and indemnification provisions and customary representations, warranties and covenants by the parties for transactions of this type. It also contains a four-year non-compete provision applicable to North America and the Caribbean and a five -year non-solicitation provision in favor of SWK.

In connection with the Asset Purchase Agreement, effective January 1, 2022, SWK entered into a one-year Consulting Agreement with DTS (the “Consultant”), whereby the Consultant, through its sole employee, Joseph Gress, will provide consulting services to SWK (the “Consulting Agreement”). The Consultant's duties will focus on the subscription renewals of Acumatica customers and the sale of Acumatica products and services offered by SWK and such other duties as SWK may reasonably request involving SWK’s Acumatica related business. Pursuant to the Consulting Agreement, Mr. Gress will devote all of his working time to the business and affairs of the Company. In consideration of the services to be rendered by the Consultant thereunder, the Company will pay the Consultant a base salary (“Base Salary”) in the amount of One Hundred Fifty Thousand Dollars ($150,000) per annum, payable monthly in twelve equal installments commencing on January 31, 2022. The Consultant may also earn up to an additional $51,000 based upon the amount of net new and add-on sales of Acumatica during the term of the Consulting Agreement. The Consulting Agreement can be terminated by SWK with or without cause and by the Consultant for good reason. If terminated by SWK without cause or by the Consultant for good reason, SWK is obligated to pay the Base Salary to the Consultant for the remainder of the term. The Consulting Agreement includes a Non-Disclosure/Non-Solicitation And Arbitration Agreement which includes confidentiality, non-compete and non-solicitation provisions.

Item 8.01 Other Events.

On January 5, 2022, the Company issued a press release announcing the Asset Purchase Agreement and related matters. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1*	Asset Purchase Agreement, dated January 1, 2022 by and between SWK Technologies, Inc., and Dynamic Tech Services, Inc.
10.2*	$835,000 January 1, 2022 Promissory Note of SWK Technologies, Inc. issued to Dynamic Tech Services, Inc.
10.3*	Consulting Agreement dated January 1, 2022 by and between SWK Technologies, Inc., and Dynamic Tech Services, Inc.
99.1*	Press release dated January 5, 2022
104	Cover Page Interactive Data File (formatted as Inline XBRL)

*Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERSUN TECHNOLOGIES, INC.

Date: January 5, 2022	By:	/s/ Joseph P. Macaluso
Joseph P. Macaluso
Principal Financial Officer